MALIBU BOATS, INC.
INSIDER TRADING POLICY
Malibu Boats, Inc. (the “Company”) encourages its directors, officers and employees to participate in the Company’s future by investing in the Company’s securities. You should be aware, however, that you may be subject to substantial penalties under federal securities laws for the illegal use of material, nonpublic information in connection with the purchase or sale of the Company’s securities. You may also become subject to these penalties if you pass or “tip” material, nonpublic information to others, even if you don’t trade in the Company’s securities yourself or benefit from the trades of others.
These penalties could include criminal fines of, currently, as much as $5,000,000, a civil penalty of up to three times the profit gained or the loss avoided from the illegal trade and a jail term of up to 20 years. The penalties for the Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, currently include a civil penalty of up to the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation and a criminal penalty of up to $25,000,000.
You should keep in mind that, in the event that your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how the Securities and Exchange Commission (“SEC”) and others might view your transaction in hindsight.
The Company has adopted this Insider Trading Policy (the “Policy”) to help avoid even the appearance of the illegal use of material, nonpublic information on the part of anyone employed by or associated with the Company, including the directors, officers, employees and principal stockholders of the Company and its subsidiaries and any other person who from time to time has access to inside information regarding the Company or its subsidiaries by virtue of his or her position. Please note that violations of the provisions of this Policy may be grounds for disciplinary action, including dismissal.
This Policy also applies to information relating to any other company obtained in the course of employment or association with the Company. This Policy applies to (a) all directors, officers and employees of the Company or its subsidiaries and (b) any other persons, such as contractors or consultants, whom the Company’s Chief Financial Officer has designated as subject to this Policy because such other persons have access to material, nonpublic information concerning the Company or its subsidiaries. This Policy also applies to family members who reside with such persons identified in (a) and (b) above (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such person’s household and any family members who do not live in such person’s household but whose transactions in Company securities are directed by such person or are subject to such person’s influence or control, such as parents or children who consult with such person before they trade in Company securities (collectively referred to as “Family Members”). Further, this Policy applies to any entities that such person influences or controls, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). Directors, officers, employees and other persons designated as subject to this Policy are responsible for the compliance of this Policy by their Family Members and Controlled Entities. All persons identified in this paragraph are hereinafter referred to in this Policy as “Insiders.”
These restrictions also apply to Insiders’ transactions in the Company’s securities even after such Insiders’ employment or position with the Company has ceased. If you are in possession of material, nonpublic information when your employment or position terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.
1.No Trading While In The Possession of Material, Nonpublic Information.
If you possess any material, nonpublic information relating to the Company, then neither you nor any of your Family Members or Controlled Entities may trade in the Company’s securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is discussed below), or engage in any other action to take advantage of that information. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. For the avoidance of doubt, as used in this Policy, “securities” includes Class A Common Stock and Class B

Common Stock of the Company, stock options, restricted stock units, restricted stock, stock appreciation rights and similar equity awards granted under any equity plan of the Company and membership or other equity interests in any subsidiary of the Company, including units of Malibu Boats Holdings, LLC.
In addition, neither you nor any of your Family Members or Controlled Entities may communicate or “tip” that information to others.
For purposes of this Policy:
•“Material” information is any information that a reasonable investor would consider important in a decision to buy, sell or hold securities. Any information that could reasonably be expected to affect the price of the Company’s securities should be considered material. Both positive and negative information may be material. Common examples of information that will frequently be regarded as material are:
i.a pending or proposed significant acquisition;
ii.matters involving significant new products or services;
iii.matters relating to significant borrowings or other new financing transactions out of the ordinary course;
iv.gain or loss of a substantial vendor or customer;
v.entering into a significant contract or the loss of such contract;
vi.earnings information and projections by a corporation’s officers of future earnings or losses;
vii.a pending or proposed merger or acquisition, or a tender offer or exchange offer;
viii.information about a major joint venture;
ix.a significant sale of assets;
x.changes in dividend policies, the declaration of a stock split or the offering of additional securities;
xi.impending bankruptcy or financial liquidity problems;
xii.changes in management or control of the Company;
xiii.significant actual or threatened litigation and developments in such litigation or significant regulatory actions;
xiv.the establishment of a repurchase program for Company securities;
xv.a change in auditors or notification that the Company may no longer rely on an auditor’s audit report;
xvi.significant related party transactions;
xvii.material non-compliance by the Company with a rule or standard for the continued listing of the Company’s Class A Common Stock on The Nasdaq Stock Market LLC; or
xviii.a material cybersecurity incident or other significant disruption in the Company’s operations due to a breach or unauthorized access of the Company’s information technology infrastructure.
•“Nonpublic” information is information that is not generally available to the public. Whether information is generally available to the public is a question of fact.
It is improper for you to trade the Company’s securities before the public has had a reasonable opportunity to receive and consider a public announcement by the Company of material, nonpublic information, including earnings releases. The Company believes that, as a rule of thumb, information about the Company will be generally known to the public once two full business days have elapsed from the disclosure of such information through broad distribution to the public in a non-exclusionary manner, such as via a press release or the inclusion of such information in a Form 8-K, 10-Q or 10-K filed with the SEC. Until inside information is disseminated in such a manner, Insiders should assume that such information has not yet been released to the public and should refrain from unauthorized discussion or disclosure of such information. Therefore, if you are aware of material, nonpublic information, you may not trade in the Company’s securities until such information has been available to the public for two full business days. For example, if a public announcement or press release of material, nonpublic information is made or issued before the market opens on a Monday or after the market closes on a Friday, you would not be permitted to trade until the following Wednesday.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
2.Restrictions on Distribution of Information About the Company.
The Company is required under federal securities laws to avoid the selective disclosure of material, nonpublic information. You may not disclose information to anyone outside the Company, including Family Members and friends, other than in accordance with procedures established by the Company. You also may not discuss the Company or its business in or on an Internet social networking site or message board or other similar forum under any circumstances.
3.Pre-Clearance of Trades By Officers, Directors, Employees and Certain Other Persons.
To help avoid inadvertent violations and even the appearance of an improper transaction, if any person identified as a “Designated Insider” on Exhibit A and each Family Member and Controlled Entity of such Designated Insider, desires to purchase, sell or transfer the Company’s securities, then such Designated Insider must so inform the Company’s Chief Financial Officer in advance, either in writing or by email, and the transaction must have been pre-cleared in advance by the Chief Financial Officer. The attached Form of Notice may be used for that purpose. The Chief Financial Officer is under no obligation to approve any trade submitted for pre-clearance. In the event that the Chief Financial Officer desires to trade in Company securities and obtain written clearance of the proposed transaction in accordance with this Section 3, pre-clearance of such transaction by the Chief Executive Officer is required. The Chief Financial Officer may revise Exhibit A from time to time to designate one or more additional persons as “Designated Insiders”; provided, however, any revision to remove persons from Exhibit A as a “Designated Insider” is subject to approval of the Board of Directors.
Designated Insiders may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer. The Chief Financial Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a Designated Insider seeks pre-clearance and permission to engage in the transaction is denied, then the Designated Insider should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Financial Officer.
4.Rule 10b5-1 Plans.
Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”), provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Any Designated Insider who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with the Chief Financial Officer of the Company. In the event that the Chief Financial Officer desires to trade in Company securities pursuant to a Rule 10b5-1 trading plan, pre-approval of such plan by the Chief Executive Officer is required. The Company reserves the right, in its sole discretion, to determine not to permit a Rule 10b5-1 trading plan for any or all of the Insiders. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material, nonpublic information. In addition, you may not enter into a trading plan during a blackout period (as described below). If you establish a trading plan, you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions and he or she must not possess any material, nonpublic information at the time of the trades. Trading plans can be established for a single trade or a series of trades. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

5.“Blackout” Periods During Which Trading Should Not Occur.
Because of the potential materiality of the Company’s earnings results for each quarter, Designated Insiders should not trade in the Company’s securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1) during the period (a) commencing two weeks prior to the end of each of the Company’s fiscal quarters (i.e., June 30, September 30, December 31 and March 31) and (b) ending on the second business day following public release of the Company’s earnings information for that fiscal quarter. The Company does not intend to pre-clear trades or pre-clear the implementation of a trading plan under Rule 10b5-1 by any Designated Insider occurring during such periods.
Additionally, directors and executive officers of the Company may not trade in the publicly traded securities of the Company for any period of more than three consecutive business days during which 50% or more of the participants or beneficiaries under all individual account plans (such as a 401(k) plan) of the Company are restricted by the terms of such plans from purchasing, selling or otherwise acquiring or transferring an interest in any equity security of the Company.
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and other employees. So long as the event remains material and nonpublic, Designated Insiders may not trade in the Company’s securities. The existence of such an event-specific blackout will not be announced, other than to those aware of the event giving rise to the blackout. If, however, a Designated Insider requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Financial Officer will inform the requester of the existence of a restriction on trading without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. Please note that the failure of the Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, nonpublic information.
6.Other Prohibited Transactions.
Because the Company believes that it is improper and inappropriate for any of the Insiders to engage in short-term or speculative transactions involving the Company’s securities, Insiders are not permitted to engage in any of the following transactions with respect to the Company’s securities:
Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities by Insiders are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act, prohibits officers and directors from engaging in short sales.
Puts, Calls and Other Derivative Securities. A transaction in options is, in effect, a bet on the short- term movement of the Company’s stock and, therefore, creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, by Insiders are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the following paragraph captioned “Hedging Transactions.”
Hedging Transactions. Certain forms of hedging or monetization transactions, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow an individual to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual utilizing such transactions may no longer have the same objectives as the Company’s other shareholders. Therefore, Insiders are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.
Margin Transactions. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in the Company’s securities, Insiders are prohibited from holding the Company’s securities in a margin account or pledging securities of the Company as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates in the sole discretion of the Company’s Chief Financial Officer that such person has the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to rely on such exception in order to pledge Company securities as collateral for a loan must submit a request for approval to the Company’s Chief Financial Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. If the Chief Financial Officer wishes to rely on such exception, a request for approval must be submitted to the Company’s Chief Executive Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
7.Exceptions For Certain Transactions Under Company Equity Plans and Certain Exchanges.
Stock Option Exercises. This Policy does not prohibit the exercise of a stock option granted under any of the Company’s equity plans including a “net exercise” through the use of the shares underlying a stock option to pay the exercise price, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of the Company’s securities as part of a broker-assisted cashless exercise of a stock option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of a stock option. This Policy also applies to any sale of a share of the Company’s common stock or other securities acquired upon exercise of a stock option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of restricted stock or restricted stock units.
401(k) Plan. This Policy does not prohibit purchases of shares of the Company’s common stock through a Company stock fund offered through any 401(k) plan of the Company or its subsidiaries which result from your periodic contribution of money to the 401(k) plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections made under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Stock Purchase Plan. This Policy does not prohibit purchases of shares of the Company’s common stock through a Company stock purchase plan (“SPP”). This Policy does apply, however, to an election to participate in or change the salary reduction percentage with respect to any SPP for any enrollment period and any sales of Company securities received pursuant to the SPP.
Exchanges of Units. This Policy does not prohibit the exchange of units of Malibu Boats Holdings, LLC for shares of Class A Common Stock of the Company pursuant to the terms of the Exchange Agreement, by and among the Company and members of Malibu Boats Holdings, LLC. The Policy does apply, however, to other dispositions of such units.
Bona Fide Gifts. This Policy does not prohibit bona fide gifts of securities, unless the Insider making the gift has reason to believe that the recipient intends to sell the Company’s securities while the Insider is aware of material, nonpublic information, or the Insider is subject to the trading restrictions specified above in Section 5 at the time the gift is made.
8.Section 16 Compliance.
Certain officers, directors and principal stockholders of the Company (“Section 16 Insiders”) have additional compliance requirements pursuant to Section 16 of the Exchange Act, including the filing of Forms 3, 4 and 5 to report holdings and trades of the Company’s equity securities. Generally, if any Section 16 Insider buys or sells any Company securities, or is granted or exercises options to purchase Company securities, the Section 16 Insider must report the transaction to the SEC on a Form 4 within two business days. The Company’s Chief Financial Officer, in consultation with its legal counsel, is available to assist Section 16 Insiders in preparing and filing Section 16 reports at the Section 16 Insiders’ request. Section 16 Insiders should recognize, however, that they remain ultimately responsible for the correct and timely filing of their Section 16 reports and their compliance with the other requirements and restrictions of Section 16.
To improve compliance with Section 16 reporting deadlines, the SEC requires public companies (including the Company) to report in their annual proxy statements the names of those insiders subject to Section 16 reporting who failed to timely file Section 16 reports. In addition, the SEC has brought enforcement actions against corporate insiders in connection with the insiders’ failure to file Section 16 reports. Any person who willfully fails to file a report which he or she knew was required under Section 16 or who willfully misrepresents information reported under Section 16 may be subject to criminal penalties (including imprisonment and fines), in addition to SEC enforcement orders and possible civil liability.
To help ensure compliance with the requirements of Section 16, if any Section 16 Insider is aware of any trades in the securities of the Company which he or she has made but which have not been reported to the Company and/or to the SEC on a Form 4 or, at the end of a calendar year, a Form 5, please contact the Chief Financial Officer of the Company so that the information may promptly be reported to the SEC.
9.Certification.
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy by completing and signing a copy of the attached form of Certification and return it to the Company’s Chief Financial Officer.
10.Questions.
If you have any questions regarding this Policy or any of the matters covered herein, please contact the Company’s Chief Financial Officer, who may be reached by telephone at (865) 458-5478 or at Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.
Approved by the Board of Directors on January 27, 2021.

Exhibit A
Designated Insiders
The following insiders of the Company are considered Designated Insiders for purposes of this Policy:
•All Members of the Board of Directors
•All Section 16 Executive Officers, including:
◦Chief Executive Officer
◦Chief Financial Officer
◦President
•All Division Presidents, including:
◦President of Cobalt Boats
◦Senior Vice President of Operations and Engineering of Pursuit Boats
◦President of Maverick Boats
•All Vice President Level positions and executive officers at Malibu Boats, Inc., including:
◦Chief Human Resources Officer
◦Chief Information Officer
◦Vice President of Sales
◦Vice President of Finance
◦Vice President of Information Technology
◦General Counsel
•All individuals in the following departments:
◦Accounting and Finance

MALIBU BOATS, INC. INSIDER TRADING POLICY CERTIFICATION
I have carefully reviewed the Malibu Boats, Inc. Insider Trading Policy dated February 4, 2015 (the “Policy”) and understand all of its provisions. I certify that to the best of my knowledge I have complied with the Policy since such date (or during my term of employment, or tenure as a director, if after such date) and that I will continue to comply with the Policy for as long as I am subject to the Policy.
I realize that failure to observe and comply with all of the provisions contained in the Policy may subject me to disciplinary action, which may include discharge.
Acknowledged By:

Signature:	Date:

Print Name:

Title:

MALIBU BOATS, INC. INSIDER TRADING POLICY
FORM OF NOTICE
This shall serve as notice to Malibu Boats, Inc. (the “Company”), that I, _______________, intend to __________ purchase/_____________ sell (CHECK THE APPROPRIATE SPACE(S)) the number of the Company’s securities indicated at the bottom of this form. I will not purchase and/or sell such securities until I am notified by the Company’s Chief Financial Officer or his designee that I may buy and/or sell the securities indicated.
Dated: _________________

(Signature)

(Print Name)

FILL IN THE APPROPRIATE SPACES BELOW:
TYPE OF SECURITIES:
NUMBER OF SECURITIES TO BE SOLD:
NUMBER OF SECURITIES TO BE PURCHASED:

PRE-CLEARED AS OF _____________, 20__:
MALIBU BOATS, INC.

By:
Name:
Title: